EXHIBIT 11 TO FORM 10-QSB

                        FRONTIER NATURAL GAS CORPORATION
        Computation of Net Income Per Common and Common Equivalent Share
                                   (Unaudited)


                                                                 Six months ended June 30,
                                                            ---------------------------------------
                                                                1997                  1996
                                                            ------------------    -----------------
      Common shares issued and outstanding,
               beginning                                             9,865,906            5,058,406

      Add:     Common stock issued for service                            ----               87,500
                                                            ==================    =================

      Total equivalent common shares                                 9,865,906            5,145,906
                                                            ==================    =================

      Net loss                                              $       (2,671,861)   $        (990,841)

      Less:    Cumulative preferred stock dividend                      51,576               51,576
                                                            ------------------    -----------------

      Net loss available to common and common
               equivalent shares                            $       (2,723,437)   $     (1,042,417)
                                                            ==================    =================

      Net loss per common and common
               equivalent share                             $           (0.28)    $          (0.20)
                                                            ==================    =================



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